Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ADAPTIVE BIOTECHNOLOGIES CORPORATION

ARTICLE 1

NAME

The name of the corporation is Adaptive Biotechnologies Corporation.

ARTICLE 2

DURATION

The corporation is organized under the Washington Business Corporation Act (the “Act”) and shall have perpetual existence.

ARTICLE 3

PURPOSE AND POWERS

The purpose and powers of the corporation are as follows:

3.1    To engage in any lawful business.

3.2    To engage in any and all activities that, in the judgment of the Board of Directors of the corporation (the “Board”), may at any time be incidental or conducive to the attainment of the foregoing purpose.

3.3    To exercise any and all powers that a corporation formed under the Act, or any amendment thereto or substitute therefor, is entitled at the time to exercise.

ARTICLE 4

CAPITAL STOCK

4.1    Authorized Capital. The corporation shall have authority to issue 350,000,000 shares of capital stock, of which 340,000,000 shares will be common stock, $0.0001 par value per share (the “Common Stock”), and 10,000,000 shares will be preferred stock, par value $0.0001 per share (the “Preferred Stock”).

4.2    Common Stock. Except to the extent rights, preferences, privileges or restrictions are granted to Preferred Stock or any series thereof, or as provided below, Common Stock has unlimited voting rights and is entitled to receive the net assets of the corporation upon dissolution. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the holders thereof are as follows:

4.2.1    Dividend Rights. The holders of record of outstanding shares of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds of the corporation legally available therefor, such cash and other dividends as may be declared from time to time by the Board.

4.2.2    Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, the holders of issued and outstanding shares of Common Stock shall be entitled to receive ratably, based on the total number of shares of Common Stock held by each, all the assets and funds of the corporation available for distribution to its shareholders, whether from capital or surplus, subject, however, to any preferential rights granted to any series of Preferred Stock to first receive such assets and funds.

4.2.3    Voting Rights. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held.

4.3    Preferred Stock. The authorized shares of Preferred Stock may be divided into and issued in series. Authority is vested in the Board, subject to the limitations and procedures set forth herein or as prescribed by law, to divide any part or all of such Preferred Stock into any number of series, to fix and determine relative rights and preferences of the shares of any series to be established, and to amend the rights and preferences of the shares of any series that has been established but is wholly unissued. Within any limits stated in these Amended and Restated Articles of Incorporation (these “Articles”) or in the resolution of the Board establishing a series, the Board, after the issuance of shares of a series, may amend the resolution establishing the series to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series, and the number of shares constituting the decrease shall thereafter constitute authorized but undesignated shares. The authority herein granted to the Board to determine the relative rights and preferences of the Preferred Stock shall be limited to unissued shares, and no power shall exist to alter or change the rights and preferences of any shares that have been issued. Preferred Stock, or any series thereof, may have rights that are identical to those of Common Stock. Unless otherwise expressly provided in the designation of the rights and preferences of a series of Preferred Stock, a distribution in redemption or cancellation of shares of Common Stock or rights to acquire Common Stock held by a former employee or consultant of the corporation or any of its affiliates may, notwithstanding RCW 23B.06.400(2)(b), be made without regard to the preferential rights of holders of shares of that series of Preferred Stock.

4.4     Issuance of Certificates. The Board shall have the authority to issue shares of the capital stock of the corporation and the certificates therefor subject to such transfer restrictions and other limitations as it may deem necessary to promote compliance with applicable federal and state securities laws, and to regulate the transfer thereof in such manner as may be calculated to promote such compliance or to further any other reasonable purpose.

4.5    No Cumulative Voting. Shareholders of the corporation shall not have the right to cumulate votes for the election of directors.

4.6    No Preemptive Rights; Exception. No shareholder of the corporation shall have, solely by reason of being a shareholder, any preemptive or preferential right or subscription right to any stock of the corporation or to any obligations convertible into stock of the corporation, or to any warrant or option for the purchase thereof, except to the extent provided by resolution or resolutions of the Board establishing a series of Preferred Stock or by written agreement with the corporation.

4.7    Quorum for Meeting of Shareholders. A quorum shall exist at any meeting of shareholders if a majority of the votes entitled to be cast is represented in person or by proxy. In the case of any meeting of shareholders that is adjourned more than once because of the failure of a quorum to attend, those who attend the third convening of such meeting, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors, provided that the percentage of shares represented at the third convening of such meeting shall not be less than one-third of the shares entitled to vote.

4.8    Calling of Special Meeting of Shareholders. Special meetings of the shareholders for any purpose or purposes may be called at any time only by the Board, the Chairperson of the Board (if one be appointed), the Chief Executive Officer of the corporation or the President of the corporation. Special meetings of the shareholders may not be called by any other person or persons.

4.9    Shareholder Voting on Extraordinary Actions. The vote of shareholders of the corporation required in order to approve amendments to these Articles, a plan of merger or share exchange, the sale, lease, exchange, or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of business, or dissolution of the corporation, shall be a majority of all of the votes entitled to be cast by each voting group entitled to vote thereon.

ARTICLE 5

DIRECTORS

5.1    Number of Directors. The number of directors of the corporation shall be fixed as provided in the Amended and Restated Bylaws of the corporation, as amended from time to time (the “Bylaws”), and may be increased or decreased from time to time in the manner specified therein.

5.2    Terms of Directors. From and after the effectiveness of these Articles (the “Effective Time”), the directors shall be divided into three (3) classes as nearly equal in size as is practicable, designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. At the first regularly-scheduled annual meeting of shareholders following the Effective Time, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the second annual meeting of shareholders following the Effective Time, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the third annual meeting of shareholders following the Effective Time, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual meeting of shareholders, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

5.3    Removal of Directors. Neither the Board nor any individual director may be removed without cause. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the holders of the shares entitled to elect the director or directors whose removal is sought if, with respect to a particular director, the number of votes cast in favor of removing such director (or the entire Board) exceeds the number of votes cast against removal.

5.4    Vacancies. Any vacancies on the Board resulting from death, resignation, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the remaining directors or the sole remaining director. Unless the Board otherwise provides in a notice of a special meeting of the shareholders given pursuant to the Bylaws or unless there are no directors in office, the shareholders shall not be entitled to vote to fill vacancies on the Board. The term of a director elected to fill a vacancy expires at the next election of directors by the shareholders.

5.5    Authority of Board of Directors to Amend Bylaws. Subject to the limitation(s) of RCW 23B.10.210, and subject to the power of the shareholders of the corporation to change or repeal the Bylaws (as limited by RCW 23B.02.060(4) and 23B.08.010(2)(b)), the Board is expressly authorized to make, amend or repeal the Bylaws of the corporation unless the shareholders in amending or repealing a particular Bylaw provide expressly that the Board may not amend or repeal that Bylaw.

ARTICLE 6

INDEMNIFICATION OF DIRECTORS AND OFFICERS

6.1    Definitions. The capitalized terms in this Section 6 shall have the meanings set forth in RCW 23B.08.500.

6.2    Indemnification Rights of Directors and Officers. The corporation shall indemnify and hold harmless each individual who is or was serving as a Director or officer of the Corporation or who, while serving as a Director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all Liability incurred with respect to any Proceeding to which the individual is or is threatened to be made a Party because of such service, and shall make advances of reasonable Expenses with respect to such Proceeding, to the fullest extent permitted by law, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 and RCW 23B.08.560(2); provided that no such indemnity shall indemnify any Director or officer from or on account of (1) acts or omissions of the Director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (2) conduct of the Director or officer finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such Director or officer personally received a benefit in money, property, or services to which the Director or officer was not legally entitled.

6.3    Amendment(s) to the Act. If, after the effective date of this Section 6.3, the Act is amended to authorize further indemnification of Directors or officers, then Directors and officers of the corporation shall be indemnified to the fullest extent permitted by the Act.

6.4    Non-Exclusive Rights. To the extent permitted by law, the rights to indemnification and advance of reasonable Expenses conferred in this Section 6.4 shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The right to indemnification conferred in this Section 6.4 shall be a contract right upon which each Director or officer shall be presumed to have relied in determining to serve or to continue to serve as such. Any amendment to or repeal of this Section 6.4 shall not adversely affect any right or protection of a Director or officer of the corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

6.5    Limitation of Directors’ Liability. To the fullest extent permitted by the Act, as it exists on the date hereof or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director. Any amendment to or repeal of this Section 6.5 shall not adversely affect a director of this corporation with respect to any conduct of such director occurring prior to such amendment or repeal.

ARTICLE 7

AUTHORITY TO AMEND THE ARTICLES OF INCORPORATION

This corporation reserves the right to amend or repeal any of the provisions contained in these Articles in any manner now or hereafter permitted by the Act or by these Articles and the rights of the shareholders of this corporation are granted subject to this reservation.

7.1    Supermajority Voting. The amendment or repeal of the provisions in any of the following Articles or sections listed in this Section 7.1 shall require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast thereon by the shareholders of this corporation, voting together as a single group: Section 4.8 (“Calling of Special Meeting of Shareholders”), Article 5 (“Directors”), Article 6 (“Indemnification of Directors and Officers”), Section 7.1 (“Supermajority Voting”) or Article 8 (“Bylaws”).

7.2    Correction of Clerical Errors. The corporation shall have authority to correct clerical errors in any documents filed with the Secretary of State of Washington, including these Articles or any amendments hereto, without the necessity of special shareholder approval of such corrections.

ARTICLE 8

BYLAWS

The Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Board, except that the Board may not amend or repeal any Bylaw that the shareholders (subject to the limitation(s) of RCW 23B.02.060(4) and 23B.08.010(2)(b)) have expressly provided, in amending or repealing the Bylaw, may not be amended or repealed by the Board. The shareholders may also alter, amend and repeal the Bylaws or adopt new Bylaws (in each case subject to the limitation(s) of RCW 23B.02.060(4) and 23B.08.010(2)(b)); provided, however, that the affirmative vote of the holders of at least two-thirds of all the votes entitled to be cast by the shareholders of this corporation generally in the election of directors, voting together as a single class, shall be required for the shareholders of this corporation to alter, amend or repeal any provision of the Bylaws or to adopt new Bylaws.

ARTICLE 9

SAVINGS CLAUSE

If any provision of these Articles is declared by a court of competent jurisdiction to be invalid, unenforceable or contrary to applicable law, the remainder of these Articles shall be enforceable in accordance with their terms.

ARTICLE 10

EXCLUSIVE FORUM

Unless the corporation consents in writing to the selection of an alternative forum, the state courts located in King County, Washington (or, if the state courts located within King County, Washington do not have jurisdiction, the federal district court for the Western District of Washington) shall be the sole and exclusive forum for commencing and maintaining any proceeding (i) asserting a claim based on a violation of a duty under the laws of the State of Washington by any of the corporation’s current or former directors, officers, or shareholders in such capacity, (ii) commenced or maintained in the right of the corporation, (iii) asserting a claim arising pursuant to any provision of the Act, these Articles or the Bylaws (as either may be amended from time to time), or (iv) asserting a claim concerning the corporation’s internal affairs that is not included in clause (i) through (iii) above, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article 10 does not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, subject to applicable law.

Any person or entity purchasing or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Article 10.

Dated this 28th day of June, 2019.

/s/ Chad M. Robins
Name:	Chad M. Robins
Title:	Chief Executive Officer

CERTIFICATE OF OFFICER REGARDING

RESTATED ARTICLES OF INCORPORATION

OF

ADAPTIVE BIOTECHNOLOGIES CORPORATION

Adaptive Biotechnologies Corporation, a Washington corporation the (“Corporation”), by Chad Robins, its duly elected and qualified Chief Executive Officer, hereby delivers to the Secretary of State of the State of Washington for filing the Amended and Restated Articles of Incorporation, pursuant to RCW 23B.10.

1.    The name of the Corporation is Adaptive Biotechnologies Corporation

2.    The Amended and Restated Articles of Incorporation have been amended and restated in their entirety, to read as set forth on Exhibit A attached hereto.

3.    Such amendments and restatement were adopted by the board of directors of the Corporation on June 10, 2019.

4.    Such amendments and restatement were duly approved by the shareholders of the Corporation on June 13, 2019 in accordance with the provisions of RCW 23B.10.030, 23B.10.040 and 23B.01.070 of the Washington Business Corporation Act.

5.    The Amended and Restated Articles of Incorporation shall be effective at 5:30 a.m., Pacific Time, on July 1, 2019.

Dated as of June 28, 2019.

ADAPTIVE BIOTECHNOLOGIES CORPORATION

/s/ Chad M. Robins

Name:	Chad M. Robins
Title:	Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

[See attached.]